Exhibit 99.1

Intercept Expands its Board of Directors with Appointments of Sanj K. Patel and Glenn Sblendorio

NEW YORK, February 18, 2014 (GlobeNewswire) -- Intercept Pharmaceuticals, Inc. (Intercept or the Company) (Nasdaq:ICPT), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver and intestinal diseases, today announced the appointment of Sanj K. Patel and Glenn Sblendorio to the Company’s Board of Directors, effective immediately. Patel is currently the President and Chief Executive Officer of Synageva Biopharma Corp. (Nasdaq:GEVA) and Sblendario is the President and Chief Financial Officer of The Medicines Company (Nasdaq:MDCO). With these additions, Intercept’s Board of Directors is now comprised of nine directors.

“We feel very fortunate that Sanj and Glenn are joining the Board,” said Mark Pruzanski, M.D., President and CEO of Intercept. “They both have a proven track record as successful company builders with particular strategic depth in drug development, commercialization and finance. We look forward to benefiting from their combined insights as we prepare for the anticipated commercial launch of OCA and continue to build value across the company’s pipeline.”

At Synageva, Patel has led the effort to build a company that is focused on developing and commercializing novel breakthrough therapies for patients with rare diseases. He took Synageva public on the NASDAQ Global Market in November 2011 and has raised over $600 million in capital since 2009. Patel joined Synageva from Genzyme Corporation (1999-2008) where most recently he was the head of U.S. Sales, Marketing and Commercial Operations for Genzyme’s Lysosomal Storage Disorder franchise and led the U.S. launch of Myozyme, in addition to having sales and marketing responsibility for Cerezyme, Fabrazyme and Aldurazyme. Patel was also responsible for clinical operations and development for all cross-business Genzyme products and was instrumental in the path to commercialization for several treatments. He obtained his BSc with Honors in Pure and Applied Biology (Biotechnology) from the University of the South Bank, London and completed his post-graduate business and management and research studies at Ealing College, London, and the Wellcome Foundation, respectively. Patel is a member of the Board of Directors for the Sarcoma Foundation of America.

Sblendorio has helped establish The Medicines Company as a leader in the development and worldwide commercialization of acute and intensive care therapies. He has been instrumental in building the company’s global infrastructure, as well as the execution of a series of successful financings and acquisitions that have fueled the company’s growth. Prior to becoming President and CFO of The Medicines Company in February 2012, Sblendorio served as its CFO and Executive Vice President from March 2006. Previously, he was Executive Vice President and CFO of Eyetech Pharmaceuticals, Inc. (2002 -2005) until it was acquired by OSI Pharmaceuticals, Inc. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including Vice President, Finance of Roche Molecular Systems and head of finance and controller for Amgen/Roche Europe. He currently serves as a director of Amicus Therapeutics, Inc., and Ophthotech Corporation, both public biopharmaceutical companies. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

“The Board is thrilled to welcome Sanj and Glenn, and we look forward to working with Mark and the entire Intercept team to help the company continue to build value and succeed in its development programs for PBC, NASH and other diseases with a high unmet need,” said Jonathan Silverstein, Chairman of the Board of Directors of Intercept.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), portal hypertension, bile acid diarrhea and primary sclerosing cholangitis (PSC). OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

CONTACT:
For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.
Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.